EXHIBIT 23.1

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KPMG LLP Chartered Accountants Box 10426, 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Telefax (604) 691-3031 www.kpmg.ca

Independent Auditors’ Consent

The Board of Directors
Moving Bytes Inc.

We consent to the incorporation by reference to the registration statements (Registration Number 333-10826, 333-12078 and 333-12916) on Form S-8 of Moving Bytes Inc. (formerly, E*Comnetrix Inc.) of our report dated February 25, 2003 with respect to the consolidated balance sheets of Moving Bytes Inc. as at December 31, 2002 and 2001, and the related consolidated statements of operations and deficit and cash flows for the years then ended, which report appears in the Annual Report on Form 10-KSB of Moving Bytes Inc.

Our report dated February 25, 2003 refers to a change in the method of accounting for goodwill. In addition, our report dated February 25, 2003 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

s/s KPMG LLP
Vancouver, Canada
March 26, 2003

KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of
KPMG International, a Swiss association.